Exhibit 99.1

For further information:
Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Beth Coronelli
312-564-6052
bcoronelli@theprivatebank.com

For Immediate Release

PrivateBancorp, Inc. Board Elects James M. Guyette Chairman

CHICAGO, May 26, 2011 – PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that James M. Guyette has been elected independent non-executive chairman of the Board of Directors.

Guyette has served as a director since 1990 and took on an expanded role as independent lead director in 2010. He is chairman, president and chief executive officer of Rolls Royce North America, Inc., and spent more than 25 years with UAL Corp., serving as executive vice president when he retired in 1995. He is a director of Priceline.com and Rolls-Royce plc.

“I appreciate the confidence my fellow directors have shown in selecting me to chair the board,” Guyette said. “I look forward to continuing to work with outgoing Chairman Ralph Mandell and our Chief Executive Officer, Larry Richman, to ensure the Board  is a competitive asset of the company.”

Richman added, “Jim has been an advocate for the transformation of The PrivateBank into a leading commercial middle market bank since we launched the plan in 2007. He approaches each decision with careful analysis, and I appreciate his counsel and insight. I am pleased to continue to work with him in his new leadership role.”

Guyette succeeds Ralph B. Mandell, who is retiring as executive chairman with the conclusion of the Company’s 2011 annual stockholders meeting on Thursday, May 26, 2011, and has been named Chairman Emeritus, as previously announced. Mandell, a co-founder of the Company, was named chairman and chief executive officer of PrivateBancorp in 1991. Mr. Mandell has served as executive chairman since 2007 and will continue to serve as a member of the Company’s board following his retirement.

“Jim is one of our founding directors and has served the Company and its shareholders well over the years,” Mandell, a co-founder of the Company, said. “He is an excellent businessman who understands our industry. As Lead Director, he has demonstrated the strength of his leadership and I am confident he will continue to leverage the strength of our Board for the benefit of our shareholders and our Company.”

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. As of March 31, 2011, the Company had 34 offices in 10 states and $12.5 billion in assets. Our website is www.theprivatebank.com.

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